CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-249258 on Form N-14 of our reports dated February 23, 2021, relating to the financial statements and financial highlights of Great-West SecureFoundation® Lifetime 2020 Fund, Great-West SecureFoundation® Lifetime 2025 Fund, Great-West SecureFoundation® Lifetime 2030 Fund, and Great-West SecureFoundation® Balanced Fund, four of the series of Great-West Funds, Inc. (the “Funds”), appearing in the corresponding Annual Reports on Forms N-CSR of the Funds for the year ended December 31, 2020, and to the references to us on the cover page of the Information Statement/Prospectus and under the headings “Service Providers” and “Financial Highlights” in the Information Statement/Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

May 26, 2021